EXHIBIT 10.25

                          AGREEMENT AND PLAN OF MERGER

                                  by and among


                      MEDICAL INDUSTRIES OF AMERICA, INC.,
                             a Florida corporation,

                       MIOA ACQUISITION COMPANY IV, INC.,

                              a Florida corporation

                         YOUR GOOD HEALTH NETWORK, INC.
                             a Florida corporation,

                                       and

                                DR. DAVID VASTOLA
                                  DANA PUSATERI
                               DR. MARTIN SANTIAGO
                                   JUAN COCUY
                                  IRMA ESPINOZA
                                   RANDY DAVIS
                               ELAINE CALLENDRILLO
                             LYDIA TORREGROSA-GREBER
                                 RICHARD HOFFMAN
                                    ERIC CONN
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EXHIBIT INDEX

EXHIBIT A         Company Offices and Clinics
EXHIBIT B         Articles of Merger
EXHIBIT C         Articles of Incorporation
EXHIBIT D         Bylaws
EXHIBIT E         General Release
EXHIBIT F         Employment Agreements and Addendum

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SCHEDULE INDEX

SCHEDULE 2.1            Designation of Shareholders
SCHEDULE 2.1(e)(ii)     Pre-Existing Rights
SCHEDULE 3.1            Existing Options, Warrants, Calls & Rights
SCHEDULE 3.2            Articles and Bylaws
SCHEDULE 3.3            List of Security Holders of the Company
SCHEDULE 3.6            Financial Statements of the Company
SCHEDULE 3.7            Conduct Since Recent Balance Sheet
SCHEDULE 3.9            Liabilities
SCHEDULE 3.10(a)        Liens
SCHEDULE 3.10(c)        Leasehold Interests
SCHEDULE 3.11           Accounts Receivable
SCHEDULE 3.12(b)        Personal Property Leases
SCHEDULE 3.12(c)        Purchase Commitments
SCHEDULE 3.12(g)        Loan Agreements
SCHEDULE 3.12(h)        Guarantees
SCHEDULE 3.12(k)        Other Material Contracts
SCHEDULE 3.13           Officers and Directors
SCHEDULE 3.14           Labor Matters
SCHEDULE 3.15(a)        Compliance
SCHEDULE 3.15(b)        Licenses and Permits
SCHEDULE 3.15(c)        Environmental Matters
SCHEDULE 3.17(b)        Tax Returns
SCHEDULE 3.17(d)        Agreements under Section 341(f), etc.
SCHEDULE 3.18           Insurance
SCHEDULE 3.19           Personnel
SCHEDULE 3.20           Litigation
SCHEDULE 3.24           Trade Rights
SCHEDULE 3.25           Bank Accounts
SCHEDULE 3.26           Other Material Matters
SCHEDULE 3.30           Warranties in Respect to Affiliated Companies
SCHEDULE 4.11(a)        Compliance With Laws
SCHEDULE 4.11(b)        Licenses and Permits
SCHEDULE 4.11(c)        Environmental Matters
SCHEDULE 4.12           Litigation
SCHEDULE 11.1           Notices to Shareholders

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is effective as of the 15th day of October, 1998 by and among MEDICAL INDUSTRIES OF AMERICA, INC., a Florida corporation or its assigns ("MIOA"), MIOA ACQUISITION COMPANY IV, INC., a Florida corporation (the "ACQUISITION CORP"), YOUR GOOD HEALTH NETWORK, INC. and its subsidiaries, Florida corporations (collectively hereinafter called the "COMPANY") and DR. DAVID VASTOLA, DANA PUSATERI, DR. MARTIN SANTIAGO, JUAN COCUY, IRMA ESPINOZA, RANDY DAVIS, ELAINE CALLENDRILLO, LYDIA TORREGROSA-GREBER, RICHARD HOFFMAN AND ERIC CONN (hereinafter individually referred to as "SHAREHOLDER" and collectively referred to as the "SHAREHOLDERS").

                                    RECITALS:

A. The Company provides pain therapy, physical therapy, occupational therapy, speech therapy and primary care physician practice services (the "Business").

B. The principal business location of the Company is 525 S.E. 6th Avenue, Suite B, Delray Beach, Florida 33483 (the "Principal Business Location").

C. The Company also has offices and clinics at the following addresses shown in EXHIBIT A annexed hereto.

D. The Shareholders own Eight Hundred Twenty-Nine Thousand Six Hundred Sixty-eight (829,668) common shares, $.001 par value per share, of the Company capital stock (the "SHAREHOLDERS' SHARES") which constitutes one hundred percent (100%) of the total issued and outstanding common stock of the Company (the "Company Shares").

E. MIOA presently owns and upon consummation of the Merger will own 100% of all authorized, issued and outstanding stock of Acquisition Corp. The Shareholders shall receive (subject to dissenters' rights as described in Section 2.2) in consideration for the merger of the Company into Acquisition Corp shares of MIOA restricted voting common stock, $.0025 par value per share (hereinafter referred to as the "MIOA STOCK" or the "MIOA SHARES") in accordance with the terms and conditions hereof.

F. The Company will, as soon as practicable after the execution of this Agreement and subject to the satisfaction or waiver of the conditions precedent set forth in Articles VII and VIII of this Agreement, file Articles of Merger with the Florida Secretary of State Division of Corporations thereby statutorily merging the Company into Acquisition Corp, (such merger being referred to herein as the "Merger"). The Merger shall be in accordance with this Agreement, the Articles of Merger, the Florida Business Corporation Act (the "FLORIDA STATUTE").

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                                   ARTICLE I.

                                   THE MERGER

            1.1. THE MERGER. As of the Effective Date (as hereinafter defined) and in accordance with the applicable provisions of the Florida Statute, the Company shall be merged with and into Acquisition Corp, in accordance with the terms and conditions of this Agreement and the articles of merger in substantially the form of EXHIBIT B annexed hereto (hereinafter referred to as the "ARTICLES OF MERGER"), subject to such changes as to form (but not substance) as may be required by the Florida Statute. The Acquisition Corp shall be the surviving corporation of the Merger (the Acquisition Corp, in such capacity, being hereinafter sometimes referred to as the "SURVIVING CORPORATION" or "SURVIVING COMPANY"). Thereupon, the separate existence of the Company shall cease, and the Acquisition Corp, as the Surviving Corporation, shall continue its corporate existence under the Florida Statute.

            1.2. FILING ARTICLES OF MERGER. As soon as practicable after the execution of this Agreement and subject to the satisfaction or waiver of the conditions precedent set forth in Articles VII and VIII of this Agreement, the Acquisition Corp and the Company will execute the Articles of Merger, and shall file or cause to be filed such Articles of Merger with the Secretary of State of Florida. Upon the filing of the Articles of Merger, MIOA will irrevocable instruct its transfer agent to issue and deliver in the manner provided herein certificates evidencing the MIOA Shares to be issued in the Merger.

            1.3. EFFECT OF THE MERGER. Upon the effectiveness of the Merger, (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of the Acquisition Corp and the Company (the "CONSTITUENT CORPORATIONS"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to Florida Statute without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to Florida Statute without further act or deed.

            1.4. SURVIVING CORPORATION. Upon the effectiveness of the Merger, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical to those attached hereto as EXHIBITS C AND D, respectively. The directors of the Surviving Corporation initially shall be Dana Pusateri, Paul C. Pershes, and Arthur Kobrin each of who shall continue to be the directors of the Surviving Corporation, subject to the Articles of Incorporation and the Bylaws.

            1.5. SUBSEQUENT ACTIONS. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or desirable to (i) vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights,

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properties or assets of either Acquisition Corp or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to (x) execute and deliver, in the name and on behalf of either the Acquisition Corp or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and (y) to take and do, in the name of and on behalf of each corporation or otherwise, all such actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            1.6. STATUS AND CONVERSION OF SHARES. Upon the Effective Date of the
Merger:

                  (a) Each share certificate representing each outstanding share of Acquisition Corp shall continue to be a share of issued and outstanding Common Stock of the Surviving Corporation and shall be retained by MIOA (the "ACQUISITION CORP STOCK").

                  (b) The share certificates representing all the Shareholders Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed canceled and extinguished. In exchange for the merger of the Company into the Acquisition Corp, the Shareholders shall (subject to Section 2.2 Dissenters' Rights) receive the Merger Consideration set forth and defined in Section 2.1 below (the "MERGER CONSIDERATION").

            1.7. BOOKS AND RECORDS. On the Closing Date (as hereinafter defined), the Company shall deliver to MIOA all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, all tax returns and records of the Company, and all supplier, client, customer, patient (to the extent allowed by law) sales and other business records of the Company.

            1.8 BOARD AND STOCKHOLDER APPROVAL. This Agreement is subject to, and it is a condition to the consummation of the Merger, that MIOA Board approval, Acquisition Corp Board approval, Acquisition Corp stockholder approval, Company Board approval and Company stockholder approval be obtained.

            1.9. TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

                                   ARTICLE II.

               MERGER CONSIDERATION, REGISTRATION RIGHTS, CLOSING

            2.1. SHAREHOLDERS' MERGER CONSIDERATION. In exchange for merging the Company into the Acquisition Corp and canceling and extinguishing the Company Shares in accordance with this Merger Agreement, the Shareholders, as designated and in the amounts set forth on SCHEDULE 2.1, shall receive the following Merger
Consideration:

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
                  (a) PURCHASE PRICE. MIOA agrees, subject to the provisions of this Agreement, to pay to the Shareholders Two Million Five Hundred Thousand Dollars ($2,500,000.00) (hereinafter the "Purchase Price") as set forth below.

                  (b) METHOD OF PAYING PURCHASE PRICE. Except as provided in
Section 2.2 below, the Purchase Price shall be paid in MIOA Shares. For purposes of determining the number of MIOA Shares that a Shareholder will receive, the portion of the Purchase Price allocated to the Shareholder as set forth in
SCHEDULE 2.1 shall be divided by $0.75; the resulting quotient is the number of MIOA Shares that shall be delivered to the Shareholders at the Closing. Cash shall be paid in lieu of fractional shares and any additional MIOA Shares issued hereunder shall be deemed to have been paid as of the Closing Date for purposes of Rule 144 of the Securities Act of 1933.

                  (c) PRICE ADJUSTMENT.


                        (i) PRICE ADJUSTMENT. Notwithstanding the foregoing, if during any 20 day trading period beginning on the first anniversary date of the Effective Date and ending on the last day of the 18th month following the Effective Date (hereinafter called the "LOOKBACK PERIOD"), the Fair Market Value of a MIOA Share (defined below) is less than $0.75, then in such event, MIOA will issue, upon receipt of a "PRICE ADJUSTMENT REQUEST" (as defined below), "ADDITIONAL CONSIDERATION" to the Shareholders, in proportion to their ownership interests as designated in SCHEDULE 2.1 [Dissenting Shareholders (as defined below) and any Company Shareholder who has exercised any buyback rights he may have shall not be entitled to any Additional Consideration]. Such Additional Consideration shall mean additional MIOA Shares determined as follows: The portion of the Purchase Price allocated to a Company Shareholder as set forth in
SCHEDULE 2.1 (excluding Dissenting Shareholders and any Company Shareholder who has exercised his buyback) shall be divided by the Fair Market Value of an MIOA Share as established by the parties for the period set forth in the Price Adjustment Request; from the resulting quotient subtract the number of MIOA Shares delivered to the Shareholder at Closing; the resulting remainder is the number of additional MIOA Shares that shall be delivered to the Shareholder. Cash shall be paid in lieu of fractional shares and such additional MIOA Shares shall be deemed to have been paid as of the Closing Date for purposes of Rule 144 of the Securities Act of 1933.

                        ii. PRICE ADJUSTMENT REQUEST. The term "PRICE ADJUSTMENT REQUEST" shall mean a written notice from Mr. Pusateri or his assigns delivered to MIOA no later than nineteen (19) months following the Effective Date designating the Shareholders who are entitled to Additional Consideration and setting forth with specificity the calculations made in determining such entitlement. Unless contested, MIOA shall deliver to such Shareholders the Additional Consideration within thirty (30) days of the receipt of the Price Adjustment Request. If contested, the parties shall in good faith work toward resolving their differences. If such differences have not been resolved within thirty (30) days from the delivery of the Price Adjustment Request, such matters shall be submitted to binding arbitration with the American

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Arbitration Association serving Palm Beach County, Florida. The non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in such arbitration.

                  (d) FAIR MARKET VALUE OF MIOA SHARES. The term "FAIR MARKET VALUE" of an MIOA Share shall be calculated as follows: (1) if the principal market for such stock is a national securities exchange, the 20 day trailing average of the closing prices per share of such stock as reported by such exchange or on a composite tape reflecting transactions on such exchange, (2) if the principal market for such stock is not a national securities exchange and such stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual closing price information is available with respect to such stock, the 20 day trailing average of the closing prices per share of such stock on Nasdaq, or
(ii) if such information is not available, the 20 day trailing average of the bid prices per share of such stock on Nasdaq, or (3) if the principal market for such stock is not a national securities exchange and such stock is not quoted on Nasdaq, the 20 day trailing average of the bid prices per share of such stock as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; PROVIDED, HOWEVER, that if clauses (1),
(2) and (3) of this Section are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of such stock shall be determined as follows: The Shareholders and MIOA shall each appoint an appraiser and the two appraisers appointed shall have fifteen (15) days to appoint a third appraiser. Each of such appraisers shall be engaged in the business of providing appraisals of stock similar to the MIOA stock. The Shareholders and MIOA shall pay the fee of the appraisers it appoints plus one-half of the third appraiser's fee. Within thirty (30) days following the appointment of the third appraiser, the two originally selected appraisers shall each submit a sealed appraisal to the Shareholders and MIOA. If after the appraisals have been submitted and the Shareholders and MIOA are unable to agree upon an acceptable fair market value within fifteen (15) days, the third appraiser shall select one of the two previously submitted appraisals as the Fair Market Value of an MIOA Share. The selection by the third appraiser shall be final and binding upon the parties. Any delay caused by the appraisal procedures shall cause the closings otherwise contemplated herein to accommodate such delay.

                  (e)   PUT OPTION.

                        i. PUT OPTION. If at any time within one (1) year of the Closing Date, MIOA experiences a "Funding Event" (as defined below), the Shareholders (excluding the Dissenting Shareholders), in proportion to their ownership percentage as set forth in SCHEDULE 2.1, shall each have the right by delivering to MIOA a "PUT REQUEST" (as defined below) to require MIOA to purchase (the "PUT OPTION" or the "PUT") their proportionate share of an amount equal to, but not exceeding in the aggregate, Five Hundred Thousand Dollars ($500,000.00) worth of the MIOA Shares delivered to the Shareholders at Closing. For these purposes, the Put price of an MIOA Share shall be equal to $0.75 (the "PUT PRICE PER SHARE").

                        ii. FUNDING EVENT. The term "FUNDING EVENT" shall mean the sale by MIOA of its assets and/or a debt or equity raise by MIOA whereby the "NET AVAILABLE PROCEEDS" (as defined below) equal or exceed Three Million Dollars ($3,000,000.00). The term "NET AVAILABLE PROCEEDS" shall mean the net proceeds received by MIOA after the payment of

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costs and expenses incurred in connection with such Funding Event and after the satisfaction of all preexisting rights as set forth in SCHEDULE 2.1(E)II. In addition, a Funding Event shall be deemed to have occurred in the case of any consolidation or merger of MIOA with or into another corporation or the conveyance of all or substantially all of the assets of MIOA to another corporation. MIOA shall notify the Shareholders in writing within 30 days of the completion of a Funding Event.

                        iii. PUT REQUEST. The term "PUT REQUEST" shall mean a written notice from a Company Shareholder delivered to MIOA together with the requisite number of MIOA shares free of all encumbrances, claims or liens except for encumbrances under state or federal securities laws. Such request shall be submitted within thirty (30) days after receiving notice from MIOA of a Funding Event and shall state that MIOA has experienced a Funding Event and shall further state the Put Price that the Company Shareholder is entitled to receive as a result of this provision. Unless contested, MIOA shall pay the Put Price to the Shareholder(s) within thirty (30) days of the receipt of the Put Request. If contested, the parties shall in good faith to resolve their differences. If such differences have not been resolved within thirty (30) days, such matters shall be submitted to binding arbitration with the American Arbitration Association serving Palm Beach County, Florida. The non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in such arbitration. Cash shall be paid in lieu of fractional shares and such additional MIOA Shares shall be deemed to have been paid as of the Closing Date for purposes of Rule 144 of the Securities Act of 1933. If MIOA shall fail to pay the Company Shareholder(s) their Put Price within the time periods set forth herein interest shall accrue on the unpaid amount at the maximum rate allowed by law. This covenant shall survive the Closing of this transaction.

                  (f) CAPITAL ADJUSTMENTS AFFECTING MIOA SHARES.


                        i. The existence of the MIOA Shares or any rights the Shareholders may otherwise have shall not affect in any way the price adjustments set forth herein, the right or power of the Surviving Company or MIOA to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Surviving Company's or MIOA's capital structure or their business, or to undertake any merger or consolidation of the Surviving Company or MIOA or to pay dividends, or to subdivided its outstanding shares into a greater number of shares, combine its outstanding shares into a smaller number of shares, issue any securities, bonds, debentures, or preferred or prior preference stock ahead of or affecting the common stock of the Surviving Company or MIOA, the rights thereof or to effect the dissolution or liquidation of the Surviving Company or MIOA, or any sale or transfer of all or part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                        ii. In the event of a stock dividend, recapitalization, or merger in which MIOA is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the aggregate number and kind of MIOA Shares owned by the Shareholders and the rights of the Shareholders to receive additional MIOA Shares

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in respect to the Purchase Price shall be appropriately adjusted in the same manner as the number and kind of shares of a shareholder of MIOA who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made by the Board of Directors of MIOA, whose determination shall be conclusive and binding on all parties.

                        iii. Except as otherwise expressly provided herein, the issuance of shares of MIOA's capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of MIOA convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or price to the MIOA Shares the Shareholders then owns or his rights in respect to additional MIOA Shares.

                        iv. In case of any consolidation or merger of MIOA with or into another corporation or the conveyance of all or substantially all of the assets of MIOA to another corporation or a share exchange transaction, the MIOA Shares shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the MIOA Shares would have been entitled upon such consolidation, merger, conveyance or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of rights to receive additional MIOA Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock, options or other property thereafter deliverable upon entitlement to the MIOA Shares.

      2.2 DISSENTING SHARES. (a) Notwithstanding the provisions of this Article 2 or any other provision of this Agreement, all outstanding Company Shares held by the Company Shareholders who have not voted in favor of the Merger as evidenced by their failure to execute this Agreement and all other required Transaction Documents and with respect to which dissenter's rights have been properly exercised and notice given to the Company in accordance with the Florida Dissenter's Statutes and which dissenter's rights have not been withdrawn or lost (hereinafter sometimes "DISSENTING SHAREHOLDER(S)" and sometimes "COMPANY DISSENTING SHARES") shall no longer be entitled to vote or to exercise any other rights as a Company Shareholder and shall only be entitled to payment for their Company Dissenting Shares in accordance with the Florida Dissenter's Statutes (i.e., Sections 607.1301 ET. seq.) (unless such Shareholder timely withdraws its notice of election to dissent or fails to perfect its right to dissent in accordance with the Florida Dissenter's Statutes).

      2.3. NO REGISTRATION. By executing this Agreement and thereby voting in favor of this Merger, the Shareholders acknowledge and agree that:

                  (a) Except as otherwise provided herein, the MIOA Shares are being granted and issued without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

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                  (b) Each certificate representing the MIOA Shares will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such MIOA Shares are either registered under applicable securities laws or an exemption from such registration is applicable;

                  (c) The Shareholders shall not transfer all or any of the MIOA Shares except in compliance with all applicable securities laws including Rule 144 of the Securities Act of 1933. Rule 144 presently allows a sale, within certain limitations, of the MIOA Shares after one (1) year from the date the MIOA Shares are unconditionally earned pursuant to this agreement;

                  (d) The Shareholders are acquiring the MIOA Shares for their own account, for investment purposes only and not with a view to the sale or distribution thereof.

      2.4. INCIDENTAL REGISTRATION. MIOA agrees that if at any time it shall propose to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") on a form suitable for sales by its shareholders, it will give written notice to such effect to the Shareholders, at least thirty
(30) days prior to such filing, and, at the written request of the Shareholders, made within ten (10) days after the receipt of such notice, will include therein at MIOA's cost and expense (except for the fees and expenses of counsel to the Shareholders and underwriting discounts, commissions and filing fees attributable to the MIOA Shares included therein) such of the MIOA Shares held by a Company Shareholder as he shall request; provided, however, that if the offering being registered by MIOA is underwritten and if no other outstanding shares of MIOA's common stock are included therein and if the representative of the underwriters certifies that the inclusion therein of the MIOA Shares would materially and adversely effect the sale of the securities to be sold by MIOA thereunder, the public offering of the MIOA Shares included in such registration statement either shall be delayed for a period of ninety (90) days after the commencement of the underwritten public offering, provided that the representative of the underwriters certifies in writing that such delay would not materially and adversely effect the sale of the securities to be sold by MIOA or, if the representative of the underwriters will not so certify, the Shareholders shall not be permitted to participate in such registration except to the extent, and then only in proportion thereto, that the other MIOA officers/directors and other shareholders of MIOA possessing similar registration rights are entitled to participate.

      2.5. CLOSING. Consummation of the contemplated transaction (the "CLOSING") shall take place on November 13, 1998 or on such other date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the "CLOSING DATE"). Notwithstanding the foregoing Closing Date, the subject Merger shall become effective as of October 15, 1998 (the "EFFECTIVE DATE").

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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND SHAREHOLDERS

      The Company and the Shareholders, jointly and severally, make the following representations and warranties to MIOA, each of which is true and correct on the date hereof, shall remain true and correct in all material respects to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by MIOA, or any knowledge of MIOA other than as specifically disclosed herein or in the disclosure schedules delivered to MIOA, and shall survive the Closing of the transactions provided for herein for the period ending on the second anniversary date of the Effective Date. Notwithstanding anything herein to the contrary, if MIOA, by written notice prior to the expiration of the survival period, advises of its question, dispute, debate, variance or contention relative to any specific representation or warranty of Shareholders such survival period shall be extended until such time as the matter in question is resolved. For purposes of this section the term "SHAREHOLDERS' KNOWLEDGE" shall mean "ACTUAL" or "CONSTRUCTIVE" knowledge of the Shareholders. For these purposes "CONSTRUCTIVE KNOWLEDGE" shall mean that knowledge or information that a prudent individual could be reasonably expected to discover or otherwise become aware of in the course of the Company's Business.

      3.1 COMPANY SHARES. The Shareholders are the owners of the Company Shares free and clear of any direct or indirect claims, liens, security interests, charges, pledges or encumbrances of any nature whatsoever and will be free of such claims, liens, security interests, charges, pledges or encumbrances as of the Closing Date. All of the Company Shares are validly issued to the Shareholders, fully paid and nonassessable. Except as set forth in SCHEDULE 3.1, there are no existing options, warrants, calls, rights or commitments of any character relating to the Company Shares or any Company securities of any kind.

      3.2 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is validly qualified or licensed in each jurisdiction wherein the character of the property owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Company are attached hereto as
SCHEDULE 3.2.

      3.3 CAPITALIZATION. Except as set forth in SCHEDULE 3.3, the authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, $.001 par value per share (the "Company Stock"), Eight Hundred Twenty-Nine Thousand Six Hundred Sixty-eight (829,668) common shares of which are issued and outstanding. No shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. A complete list of security holders of the Company and their addresses is attached hereto as
SCHEDULE 3.3.

      3.4   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by the Company and the Shareholders and the performance of all the Company's and the Shareholders' obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Company and the Shareholders pursuant to applicable law. The Company and the Shareholders have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

            (b) This Agreement, the Employment Agreements (hereinafter defined) and any other documents, instruments and agreements executed by the Company and the Shareholders in connection herewith (the "TRANSACTION DOCUMENTS") constitute the valid and legally binding agreements of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      3.5 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other Transaction Document executed by the Shareholders and the Company in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) subject to obtaining the consents referred to in this Agreement, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the assets of the Company (or the Company Shares) under any term or provision of the Articles of Incorporation or By-Laws of the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company or the Shareholders is a party or by which the Company or the Shareholders or any of its or his assets or properties may be bound or affected; or (d) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Company, which in respect to any one or more of the above would if deemed to be untrue have a material adverse effect upon the Business, the Company or its assets.

      3.6 FINANCIAL STATEMENTS. Included as SCHEDULE 3.6 are true and complete copies of the financial statements of the Company and its wholly owned subsidiaries consisting of (i) an audited consolidated balance sheet of the Company as of December 31, 1997 and unaudited consolidated balance sheets of the Company as of December 31, 1996, and 1995 and the related audited and unaudited consolidated statements of operations and cash flows for the years then ended (including the notes contained therein or annexed thereto), and (ii) an unaudited consolidated balance sheets of the Company as of September 30, 1998 (the "Recent Balance Sheet"), and the related unaudited consolidated statements of operations and cash flows for the nine (9) months then ended (the "Recent Statement of Operations") and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated.

      3.7 CONDUCT SINCE DATE OF RECENT BALANCE SHEET. Except for this Agreement and as disclosed in SCHEDULE 3.7 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

            (a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business or operations of the Company;

            (b) NO DAMAGE. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Company's business or properties;

            (c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company.

            (e) NO COMMITMENTS. Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

            (f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company's capital stock; any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any Shareholder of the Company;

            (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of the Company, except in the ordinary course of business;

            (h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

            (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of the Company;

            (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest); or

            (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit.

      3.8 SUBSIDIARIES. Other than Professional Healthcare Services, Inc. Physical Therapy and Rehabilitation, Inc., Preferred Medical Management Solutions, Inc. and Professional Rehab Group, Inc. (collectively the "AFFILIATED COMPANIES"), the Company has no subsidiaries or interests in any other entity nor does the Company own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity. The Shareholders hereby warrant and represent that:

            (a) GOOD STANDING. The Affiliated Companies are duly organized, validly existing and in good standing under the laws of the State of Florida. The Affiliated Companies have all necessary power to own their properties and assets and to carry on their business as presently conducted.

            (b) OWNERSHIP INTEREST. The Company owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Affiliated Companies. All of the shares of The Affiliated Companies are validly issued to the Company, fully paid and nonassessable.

      3.9 LIABILITIES. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in SCHEDULE 3.9, the Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct or indirect), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Company. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 3.9, neither the Company nor the Shareholders has knowledge of any basis for the assertion against the Company of any liability and neither has knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company's business and consistent with past practice.

      3.10  TITLE TO AND CONDITION OF PROPERTIES.

            (a) MARKETABLE TITLE. The Company has good and marketable title to all of the Company's assets and properties which are integral to the operation of its Business, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for items disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in SCHEDULE 3.10(A). Except for Permitted Encumbrances and those described in SCHEDULE 3.10, none of the Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby. "PERMITTED ENCUMBRANCES" means and includes: (i) customary landlord liens; (ii) unfiled liens and charges incident to construction or maintenance;
(iii) the lien of taxes and assessments which are not delinquent; (iv) minor defects and irregularities in title, which do not materially impair the values or use of property; (v) other like purposes which do not materially impair the value of property or use of property for the purposes for which property is or may be reasonably expected to be held; (vi) rights reserved to or vested in any municipality or governmental or other public authority to control, regulate or use in any manner any portion of a property which, do not materially impair the value of the property for the purposes for which it is or may reasonably be expected to be held; (vii) any obligations or duties affecting any portion of any property to any municipality or governmental or other public authority with respect to any right, power, franchise, grant, license or permit which do not, materially impair the value of a property or use of a property for the purpose for which it is or may reasonably be expected to be held; (viii) present or future valid zoning laws and ordinances consistent with the intended use of a property; (ix) liens, pledges and encumbrances securing liabilities set forth in the financial statements furnished to MIOA or set forth in the Schedules or Exhibits; and (z) liens specifically set forth in the Schedules hereto.

            (b) CONDITION. All property and assets owned, leased or otherwise utilized by the Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company) sufficient to carry on the Business of the Company as it is presently being conducted.

             (c) REAL ESTATE. The Company owns no real estate and has not committed to purchase any real estate. Except as stated on SCHEDULE 3.10(C), no officer, director, shareholder or employee of the Company, or any spouse, child or other relative thereof, owns directly or indirectly, in whole or in part, any of the leaseholds of the Company. Each of the leases described on SCHEDULE 3.10(C) is a valid and binding obligation of the Company and enforceable in accordance with its terms and conditions, and to the best knowledge and belief of the Company and the Shareholders, each of the leases described on SCHEDULE 3.10(C) is a valid and binding obligation of each of the other parties thereto. Neither the Company nor, to the best knowledge of the Shareholders, any other party to any such lease is in default with respect to any material term or condition thereof, nor to the best knowledge of the Company and the Shareholders, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the assets of the Company. So far as the Company and Shareholders are aware, the use and operation of the buildings, fixtures and other improvements described in SCHEDULE 3.10(C) as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

      3.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business. The collection of the accounts receivable will not deviate materially from historical collection percentages without the necessity of commencing legal proceedings; are to Shareholders' knowledge subject to no counterclaim or setoff; and are not in dispute. SCHEDULE 3.11 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

      3.12  CONTRACTS AND COMMITMENTS.

            (a) REAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.10(C), the Company has no leases of real property.

            (b) PERSONAL PROPERTY LEASES. Except as set forth in SCHEDULE 3.12(B), the Company has no leases of personal property involving consideration or other expenditure in excess of $10,000.00 or involving performance over a period of more than six (6) months.

            (c) PURCHASE COMMITMENTS. Except as set forth in SCHEDULE 3.12(C), the Company has no purchase commitments for inventory items or supplies in excess of Fifteen Thousand Dollars ($15,000,00).

            (d) SALES COMMITMENTS. The Company has no sales contracts or commitments to customers which aggregate in excess of $10,000.00 to any one customer (or group of affiliated customers). The Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

            (e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. The Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor or dealer that is not cancelable by the Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

            (f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            (g) LOAN AGREEMENTS. Except as set forth in SCHEDULE 3.12 (G), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            (h) GUARANTEES. Except as disclosed on SCHEDULE 3.12 (H), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

            (i) GOVERNMENT CONTRACTS. The Company is not a party to any contract with any governmental body.

            (j) BURDENSOME OR RESTRICTIVE AGREEMENTS. To the best of the Shareholders' knowledge, the Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Company. Without limiting the generality of the foregoing, the Company is not a party to nor is it bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

            (k) OTHER MATERIAL CONTRACTS. The Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000.00, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of the Company, except as explicitly described in SCHEDULE 3.12(K) or in any other Schedule.

            (l) NO DEFAULT. The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Company except where such default or lien would not have a material adverse effect on the Company. To the best of the Company's and the Shareholders' knowledge, no third party is in default under any material lease, contract or material commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

      3.13 OFFICERS, DIRECTORS, AGENTS, ETC. Set forth on SCHEDULE 3.13 attached hereto is a complete list of all officers (with office held), directors, contractors and agents of the Company and the Affiliated Companies, and the compensation and all vacation and other benefits they are entitled to receive from the Company.

      3.14 LABOR MATTERS. Except as set forth on SCHEDULE 3.14, the Company is not a party to: (a) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or other employee benefit plan, whether legally binding or not; or (b) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (c) any employment agreement. To the best of the Company's and the Shareholders' knowledge, no former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (a) overtime pay; (b) wages or salary for any period; (c) vacation, time-off or pay in lieu of vacation or time-off; or (d) discrimination, sexual harassment, employment practices or any violation of any statue, ordinance or regulation relating to minimum wages or maximum hours of work.

      3.15  COMPLIANCE WITH LAWS AND ORDERS.

            (a) COMPLIANCE. Except as set forth in SCHEDULE 3.15(A), the Company (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable laws and orders applicable to discrimination in employment, Medicare, insurance, patient brokering and referral, advertising, occupational safety and health, trade practices, competition, pricing and billing, employment, retirement and labor relations, and product advertising (hereinafter "Laws" and Orders"). Except as set forth in SCHEDULE 3.15 (A), the Shareholders have not received notice of any violation or alleged violation of, and to the best of the Company's and the Shareholders' knowledge, is subject to any Liability for past or continuing violation of, any Laws or Orders. To the best of Company's and Shareholders' knowledge, all reports and returns required to be filed by the Company with any Government Entity have been filed, and to the best of Company's and Shareholders' knowledge were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

                  i. The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                  ii. The Company has timely filed (except where the failure to file would have no material adverse effect on the Company, its Business or its assets), in a complete and materially correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or to the best of the Company's and the Shareholders' knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Florida Board of Pharmacy or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Company on or before the Closing Date or program compliance matters, which would materially adversely affect the Business, the Company or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Company (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the best of the Company's and the Shareholders' knowledge, threatened against or affecting the Company or the consummation of the transactions contemplated hereby.

                        iii. Neither the Company nor any person or entity providing services for the Company have engaged in any activities which are prohibited under 42 U.S.C. (delta)1320a-7a or (delta)1320a-7b, or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (x) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (y) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No physician (or his or her immediate family members) having a "financial relationship" with Company, as that term is defined in 42 U.S.C.
Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Company, or any such referral complies with the requirements of 42 U.S.C. Section 1395 and the regulations promulgated pursuant thereto.

                        iv. The Company has filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

            (b) LICENSES AND PERMITS. Except for those which would have no material adverse effect on the Company, its Business or its assets, the Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 3.15 (B), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in SCHEDULE 3.15 (B), the Company (including its Business, operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

            (c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.15, the Company is, to the best of the Shareholders' knowledge, in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in SCHEDULE 3.15(C), there is no Litigation nor, to the best of the Company's and the Shareholders' knowledge, any demand, claim, hearing or notice of violation pending or threatened against the Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

      3.16 BOOKS AND RECORDS. With respect to all material matters occurring since the inception of the Company, the minute books and other records of the Company contain complete and accurate records of all such material matters, meetings and other corporate actions of its shareholders and board of directors.

      3.17  TAX MATTERS.

            (a) PROVISION FOR TAXES. The provision made for taxes on the Recent Balance Sheet is and will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

            (b) TAX RETURNS FILED. Except as set forth on SCHEDULE 3.17(B), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by the Company for each of its three (3) most recent fiscal years have been delivered to MIOA. The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

            (c) TAX AUDITS. The Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

            (d) OTHER. Except as set forth in SCHEDULE 3.17 (D), the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

      3.18 INSURANCE. Set forth in SCHEDULE 3.18 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and properties of the Company, true and correct copies of which have heretofore been delivered to MIOA. All such policies are valid and outstanding and provide insurance coverage for the properties, assets and operations of the Company. No policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Except as set forth in SCHEDULE 3.18, there have been no claims filed against such policies. No notice of cancellation or termination has been received by any of the Shareholders with respect to any such policy, and neither the Company nor the Shareholders has knowledge of any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor the Shareholders knows of any basis for denial of any claim under any such policy. To the best knowledge of the Shareholders, the Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy.

      3.19 PERSONNEL. SCHEDULE 3.19 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Company, together with information as to any contracts with any such personnel. The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including, without limitation, any such plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth in SCHEDULE 3.19.

      3.20 LITIGATION. Other than as set forth in SCHEDULE 3.20, the Company is not a party to, the subject of, or threatened with any litigation nor to the best knowledge of the Company and the Shareholders, is there any basis for any litigation which would have a material adverse effect on the Company, its Business or its assets. The Company is not contemplating the institution of any litigation.

      3.21 OTHER LIABILITIES. To the best of the Company's and the Shareholders' knowledge no claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against the Company nor is capable of being asserted by any employee, creditor, claimant or other person against the Company. To the best of the Company's and the Shareholders' knowledge, no state of facts exists or has existed, nor has any event occurred, which could reasonably be expected to give rise to the assertion of any such claim by any person.

      3.22 JUDGMENTS. There are no outstanding judgments against the Company. There are no open workers compensation claims against the Company, or to the best of the Company's and the Shareholders' knowledge, any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of the Company, or any heir or personal representative thereof, against the Company, or any successor to the businesses of the Company.

      3.23 BROKERS. Neither the Shareholders nor the Company have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MIOA could become liable or obligated.

      3.24 TRADE RIGHTS. SCHEDULE 3.24 lists all Trade Rights (as defined below) in which the Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in SCHEDULE 3.24 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require any Trade Rights that it does not already have. To the best of the Company's and the Shareholders' knowledge, the Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of the Company. The Company has not granted any license or made any assignment of any Trade Right listed in SCHEDULE 3.24, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or to the best of the Company's and the Shareholders' knowledge, threatened to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of the Company. All Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

      3.25 BANK ACCOUNTS. SCHEDULE 3.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.26 OTHER MATERIAL MATTERS. Except as set forth in SCHEDULE 3.26, to the best of the Company's and Shareholders' knowledge, there are no rulings, legislative enactments, laws, regulations, orders or directives pending, threatened or enacted or any other changes in the industry that would have a material adverse impact on the Company's Business as it is now being conducted or is anticipated to be conducted in the future or which would have, or likely have, a material adverse effect on the financial condition, assets, business, prospects, clients or operations of the Company.

      3.27 DISCLOSURE. No representation or warranty by the Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, knowingly contains or shall contain any untrue statement of material fact or omits or shall knowingly omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any schedule, exhibit or other Transaction Document delivered by or on behalf of the Company and/or the Shareholders shall deemed to be representations and warranties by the Company and the Shareholders.

      3.28 WARRANTIES APPLICABLE TO AFFILIATED COMPANIES. Except as set forth in
SCHEDULE 3.30 hereto, the representations and warranties set forth in Sections
3.4 through 3.29 inclusive, of this Article III relative to the Company shall also be true relative to the Affiliated Companies, their properties, assets, liabilities and business.

                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF MIOA

      MIOA hereby makes the following representations and warranties to the Shareholders, each of which MIOA represents to be true and correct on the date hereof, shall remain true and correct in all material respects to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Shareholders, or any knowledge of the Shareholders other than as specifically disclosed in the disclosure schedules delivered to the Shareholders, and shall survive the Closing of the transactions provided for herein for the period ending on the second anniversary date of the Effective Date. Notwithstanding anything herein to the contrary, if the Shareholders, by written notice prior to the expiration of said survival period, advises MIOA of his/her question, dispute, debate, variance or contention relative to any specific representation or warranty of MIOA such survival period shall be extended until such time as the matter in question is resolved. For purposes of this section the term "KNOWLEDGE OF THE MIOA OR ACQUISITION CORP" shall mean "ACTUAL" or "CONSTRUCTIVE" knowledge of the present officers of MIOA. For these purposes "CONSTRUCTIVE KNOWLEDGE" shall mean that knowledge or information that a prudent individual could be reasonably expected to discover or otherwise become aware of in the course of the Company's Business.

      4.1. MIOA SHARES. All of the MIOA Shares shall be validly issued to the Shareholders, fully paid and non-assessable. MIOA shall deliver, good and marketable title to the MIOA Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens (as defined in Section 3.10(a) above).

      4.2. ORGANIZATION. MIOA and the Acquisition Corp are corporations duly organized, validly existing and in good standing under the laws of the State of Florida and are not required to be qualified or licensed as a foreign corporation in any other jurisdiction. MIOA and the Acquisition Corp have the full power and authority to own all their assets and to conduct their business as and where its business is presently conducted.

      4.3.  AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by MIOA and the Acquisition Corp and the performance of their obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of MIOA and the Acquisition Corp pursuant to applicable law. MIOA and the Acquisition Corp have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

            (b) This Agreement and each of the other documents, instruments and agreements executed by MIOA and the Acquisition Corp in connection herewith constitute the valid and legally binding agreements of MIOA and the Acquisition Corp, enforceable against MIOA and the Acquisition Corp in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies as may be limited by equitable principles.

      4.4. NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by MIOA and the Acquisition Corp in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of MIOA or the Acquisition Corp, any provision of any contract to which MIOA, the Acquisition Corp., or their assets may be bound, any judgment to which MIOA or the Acquisition Corp is bound or any law applicable to MIOA or the Acquisition Corp; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the MIOA Shares or any other capital stock of MIOA or the Acquisition Corp or any of the assets of MIOA or the Acquisition Corp; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, MIOA or the Acquisition Corp.

      4.5. CONSENTS. The execution, delivery and performance by MIOA and the Acquisition Corp of this Agreement and the consummation by MIOA and Acquisition Corp. of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

      4.6. S.E.C. DOCUMENTS. MIOA has delivered or made available to the Shareholders all required reports, schedules, forms, statements and other documents filed or to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "SEC DOCUMENTS"). To the best of MIOA's knowledge, MIOA has filed with the SEC all documents required to be filed under the Securities Act and Exchange Act since January 1, 1997. As of their respective dates and to the best of MIOA's knowledge, the MIOA SEC documents complied in all material respects with the requirements of the Securities Act and Exchange Act and to the best of MIOA's knowledge, none of such documents contained an untrue statement of a material fact or knowingly omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. To the best of MIOA's knowledge, the financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

      4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents and to the best of MIOA's knowledge, since the date of the most recent financial statements included in the SEC Documents, MIOA has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (a) any material adverse change with respect to MIOA or its capital stock; (b) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to MIOA or its capital stock; or (c) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of MIOA to consummate the transactions contemplated by this Agreement.

      4.8. BROKERS. Neither MIOA nor the Acquisition Corp has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders or the Company could become liable or obligated.

      4.9. FULL DISCLOSURE. To the best knowledge of MIOA and the Acquisition Corp, no representation or warranty by MIOA or Acquisition Corp in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of MIOA or the Acquisition Corp pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or knowingly omits a material fact necessary to make the statements contained therein not materially misleading.

      4.10. NO ENCUMBRANCES ON MIOA SHARES. Except as set forth in this Agreement, the MIOA Shares being issued by MIOA to the Shareholders are validly issued, fully paid and/or nonassessable and are free and clear of any liens, claims, encumbrances or restrictions of any kind other than those restrictions imposed by the various securities laws, and none of those securities are subject to options, rights, warrants, or other agreements or commitments other than as set forth in this Agreement.

      4.11  COMPLIANCE WITH LAWS AND ORDERS.

            (a) COMPLIANCE. Except as disclosed in the SEC Documents or as set forth in SCHEDULE 4.11(A), MIOA (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable laws and orders, those applicable to Laws and Orders (as defined in 3.15(a)). Except as disclosed in the SEC Documents or as set forth in
SCHEDULE 4.11(A), the present officers of MIOA have not received notice of any violation or alleged violation of, and to the best of the MIOA's knowledge, is subject to any Liability for past or continuing violation of, any Laws or Orders. To the best of MIOA's knowledge, all reports and returns required to be filed by MIOA with any Government Entity have been filed, and were, to the best of MIOA's knowledge, accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

                        i. MIOA has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                        ii. MIOA has timely filed (except where the failure to file would have no material adverse effect on MIOA), in a complete and materially correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or to the best of MIOA's knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Florida Board of Pharmacy or any other state or federal agency with respect to any Medicare or Medicaid claims filed by MIOA on or before the Closing Date or program compliance matters, which would materially adversely affect MIOA or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to MIOA (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the best of MIOA's knowledge, threatened against or affecting the MIOA or the consummation of the transactions contemplated hereby.

                        iii. Neither MIOA nor any person or entity providing services for MIOA has engaged in any activities which are prohibited under 42 U.S.C. (delta)1320a-7a or (delta)1320a-7b, or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (x) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (y) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No physician (or his or her immediate family members) having a "financial relationship" with Company, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Company, or any such referral complies with the requirements of 42 U.S.C. Section 1395 and the regulations promulgated pursuant thereto.

                        iv. MIOA has filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

            (b) LICENSES AND PERMITS. Except for those which would have no material adverse effect on MIOA, MIOA has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of its Business and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as disclosed in the SEC Documents or as set forth in
SCHEDULE 4.11(B), MIOA is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

            (c) ENVIRONMENTAL MATTERS. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.11, MIOA is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as disclosed in the SEC Documents or as set forth in SCHEDULE 4.11(C), there is no Litigation nor, to the best of MIOA's knowledge, any demand, claim, hearing or notice of violation pending or threatened against MIOA relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

      4.12 LITIGATION. Other than as set forth in SCHEDULE 4.12, MIOA is not a party to, the subject of, or to the best of its knowledge, threatened with any litigation nor to the best knowledge of MIOA is there any basis for any litigation which would have a material adverse effect on MIOA. At the present time, MIOA is not contemplating the institution of any litigation.

                                   ARTICLE V.
                           INTERPRETATION; SURVIVAL OF
               REPRESENTATIONS AND WARRANTIES; AND INDEMNIFICATION

      5.1. INTERPRETATION. Except where indicated otherwise, each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Except where indicated otherwise, exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualification to any other warranty or representation.

      5.2. SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof and the Closing Date through the second anniversary date of the Effective Date. Notwithstanding anything herein to the contrary, if an indemnitee under this agreement, by written notice prior to the expiration of the survival period, advises an indemnitor of its question, dispute, debate, variance or contention relative to any specific representation warranty or other matter which is subject to the indemnity provisions of this Section, such survival period shall be extended only in respect to such matter until such time as the matter in question is resolved.

      5.3.  INDEMNIFICATION.

            (a) BY SHAREHOLDERS. The Shareholders hereby agree to indemnify, defend and hold harmless MIOA, its subsidiaries and their directors, officers, employees and controlled and controlling persons (hereinafter "MIOA'S AFFILIATES"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by MIOA, MIOA's affiliates, the Company, their businesses or their assets, directly or indirectly, by reason of, arising out of or resulting from (x) the breach of any representation or warranty of the Company or such Shareholders contained in or made pursuant to
Article III of this Agreement; (y) the breach of any covenant of the Company or such Shareholders contained in this Agreement, and (z) any Claim against the Company, its business or its assets not otherwise disclosed in this Agreement or the disclosure schedules relating to or arising from matters related to or arising from the Company, or its businesses prior to the Closing Date. As used in this section, the term "CLAIM" shall include (i) all liabilities; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments ultimately determined to be valid.

            (b) BY MIOA. MIOA hereby agrees to indemnify, defend and hold harmless the Shareholders from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (x) the inaccuracy or breach of any representation or warranty of MIOA contained in or made pursuant to this Agreement; (y) the breach of any covenant of MIOA contained in this Agreement; or (z) all Claims of or against the Shareholders specifically assumed by MIOA pursuant hereto.

            (c) MATERIALITY. The parties recognize that many of the representations, warranties and covenants set forth in this Agreement are qualified by the term "MATERIAL". For purposes of this Agreement, the parties hereby agree that a "MATERIAL" event(s) has occurred if the impact of such event(s) has resulted or is reasonably likely to result in costs, expenses and/or damages for any event(s) singularly or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00).

            (d) PROCEDURE FOR INDEMNITY. The party indemnified hereunder (the "Indemnified Party") shall notify in writing the indemnifying party (the "Indemnifying Party") within thirty (30) days after a Claim is presented to the Indemnified Party, and the Indemnifying Party shall defend such claim at its expense. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the reasonable expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. If the Indemnified Party fails to notify the Indemnifying Party, and if the Indemnifying Party is thereby materially prejudiced by such failure of notice in its defense of the claim, the Indemnifying Party's obligation of indemnity hereunder shall be extinguished with respect to such claim to the extent that the Indemnifying Party has been prejudiced by the failure to give such notice. The remedies provided in this
Article V will be the exclusive remedy for Claims for indemnification that are available to MIOA and the Shareholders.

      5.4.  LIMITATION.

            (a) In respect to all Claims other than Claims related to Medicare issues, the parties agree that the indemnification provisions set forth in this Article shall be limited, individually or in the aggregate, to such Claims in excess of Fifty Thousand Dollars ($50,000.00) (the "Threshold"). Once a Claim or Claims exceeds the Threshold, if a party is entitled to indemnification under
Section 5.3, such party shall recover all appropriate funds above the Threshold, as provided in Section 5.3

            (b) In respect to all Medicare related Claims for which a party is entitled to indemnification hereunder (hereinafter "MEDICARE CLAIMS"), the parties hereby agree that MIOA and the Shareholders will share equally in respect to the first Two Hundred Thousand Dollars ($200,000.00) of all Medicare Claims without regard to the Threshold limitations for which a party is entitled to indemnification hereunder (the "SHARING AMOUNT"). Once any one or more Medicare Claim(s) individually, or in the aggregate, exceeds the Sharing Amount then, in such event, if a party is entitled to indemnification under Section 5.3, such party shall recover all appropriate funds for all amounts above the Sharing Amount as provided in Section 5.3.

            (c) Notwithstanding the foregoing, the indemnitors shall not be liable for any liabilities resulting from Claims, including Medicare Claims, that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. Further, the indemnitors shall not be liable for any liabilities resulting from Claims in excess of $2,500,000.00.

                                   ARTICLE VI.
                                 OTHER COVENANTS

      6.1. GENERAL RELEASES. At the Closing, the Shareholders shall deliver general releases to MIOA, substantially in the form attached hereto as EXHIBIT E, releasing MIOA, the Company, the Surviving Company and their directors, officers, agents and employees from all claims through the Closing Date, except
(i) for matters arising out of or from this Agreement or the Transaction Documents, (ii) as may be described in written contracts disclosed in the disclosure schedules and expressly described and excepted from such releases, and (iii) indemnification rights and compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against the Surviving Company with respect to representations, warranties or covenants made herein by the Company.

      6.2. ACCESS TO INFORMATION AND RECORDS. During the period prior to the Closing Date, the Shareholders shall cause the Company to give MIOA, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Company and for the purpose of such inspection, investigation and testing as MIOA deems appropriate (and the Company shall furnish or cause to be furnished to MIOA and its representatives all information with respect to the business and affairs of the Company as MIOA may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as MIOA reasonably desires; and (iii) with the prior consent of the Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Company.

      6.3. CONSENTS. MIOA, the Company and the Shareholders will use their reasonable best efforts prior to the Closing Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

      6.4. OTHER ACTION. MIOA, the Company and the Shareholders shall use their reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

      6.5. DISCLOSURE SCHEDULE. MIOA, the Shareholders and the Company shall have a continuing obligation to promptly notify each other in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

      6.6 RULE 144 REQUIREMENTS. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit such persons to sell securities of MIOA to the public without registration, MIOA agrees that, at all times during which it is subject to the reporting requirements of the Exchange Act, it will use its commercially reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of MIOA under the Securities Act and the Exchange Act.

                                  ARTICLE VII.
              CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Shareholders' obligation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived in writing by the Shareholders.

      7.1. REPRESENTATIONS AND WARRANTIES OF MIOA AND ACQUISITION CORP. All representations and warranties made by MIOA and the Acquisition Corp in this Agreement and the Schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing Date as though such representations were again made, without exception or deviation, at the time of the Closing Date.

      7.2. PERFORMANCE OF THIS AGREEMENT. MIOA and the Acquisition Corp shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by MIOA and the Acquisition Corp on or prior to the Closing Date.

      7.3. ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on MIOA or the Acquisition Corp.

      7.4. SHAREHOLDERS' GUARANTEES. MIOA shall use all reasonable efforts to have the Shareholders removed from any and all guarantees, agreements, obligations or debts, as identified in SCHEDULE 7.4, that were entered into by the Shareholders to facilitate or induce another party to engage in any business activity with the Company. If MIOA is unable to remove the Shareholders from such guarantees, agreements, obligations or debts then, in such event, MIOA will indemnify the Shareholders for any damages the Shareholders incur relative to such guarantees, agreements, obligations or debts.

      7.5. EMPLOYMENT AGREEMENTS ADDENDUM AND OPTION PLAN. The Company and certain principal Shareholders shall have executed the employment agreements and the addendum to the employment agreement in substantially the same forms as attached hereto as composite Exhibit F (the "EMPLOYMENT AGREEMENTS AND ADDENDUM"). It is hereby agreed that MIOA and the Company will enter into a non-qualified stock option plan whereby MIOA will grant periodically to the Company options for the purpose of providing additional compensation to the Company's managers and key employees. The Company and MIOA will mutually agree as to the number of such options and their exercise prices.

      7.6. DELIVERIES AT CLOSING. On or prior to the Closing Date, in addition to all other deliveries to be made by MIOA, MIOA shall deliver or cause to be delivered to the Shareholders a certificate signed by an officer of MIOA, dated the Closing Date, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by MIOA and Acquisition Corp. on or before the time of the Closing Date have been satisfied or performed; and (b) no litigation has been instituted or, to best of said officer's knowledge threatened on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement.

                                  ARTICLE VIII.
                    CONDITIONS PRECEDENT TO MIOA OBLIGATIONS

      Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, MIOA's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII, except to the extent that such satisfaction is waived by MIOA in writing.

      8.1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. All representations and warranties made by the Company and the Shareholders contained in this Agreement and the disclosure schedules hereto shall be true and correct in all material respects on the date hereof, and shall be true and correct in all material respects at the time of the Closing Date as though such representations were again made, without exception or deviation, at the time of the Closing Date.

      8.2. PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholders shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

      8.3. ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by the Agreement, or which had or could have a material adverse effect on the Company or its Business.

      8.4 EXECUTION OF EMPLOYMENT AGREEMENTS. The Company and certain principal Shareholders shall have executed the Employment Agreements in substantially the same form as attached hereto as composite Exhibit F.

      8.5. DELIVERIES AT CLOSING. On or prior to the Closing Date, in addition to all other deliveries to be made by the Shareholders hereunder, the Shareholders shall deliver or cause to be delivered a certificate signed by the Shareholders, dated as of the Closing Date, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by the Company and the Shareholders on or before the time of the Closing Date have been satisfied or performed; (b) no litigation has been instituted or, to the best of their knowledge, threatened on or before the time of the Closing Date by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement; or which had or could have a material adverse effect on the Company or its Business; and (c) there has not been any material adverse change in or affecting the Company or its Business between the date of this Agreement and the Closing Date.

                                   ARTICLE IX.
                    OBLIGATIONS ON OR BEFORE THE CLOSING DATE

      9.1. OBLIGATIONS OF MIOA TO THE SHAREHOLDERS ON OR BEFORE THE CLOSING DATE. MIOA hereby covenants and agrees to deliver or cause to be delivered to the Shareholders on or before the Closing Date or, if agreed, as soon thereafter as is reasonably possible the following:

            (a) The duly issued certificates (legend as provided herein) representing the Purchase Price, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as the Shareholders may reasonably request;

            (b) A certification by an officer of MIOA and the Acquisition Corp that MIOA and the Acquisition Corp are authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby; and

            (c) All Schedules, Exhibits, leases and employment agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as the Shareholders may reasonably request in order to effectuate the terms of this Agreement.

      9.2. OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS TO MIOA ON OR BEFORE THE CLOSING DATE. The Company and the Shareholders hereby covenant and agree to deliver or cause to be delivered to MIOA on or before the Closing Date or, if agreed, as soon thereafter as is reasonably possible the following:

            (a) Duly executed stock certificates representing the Company Shares, free and clear of all encumbrances together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as MIOA may reasonably request;

            (b) A certification by the Company's president that the Company was authorized to execute, deliver and perform this Agreement and is authorized to consummate the transactions contemplated hereby;

            (c) A Good Standing Certificate for the Company and the Affiliated Companies from the State of Florida dated no later than ten (10) days prior to the Closing Date.

            (d) Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to MIOA pursuant to the terms hereof.

            (e) The General Releases referred to in Section 6.1, duly executed by the persons referred to in such Section.

            (f) All Schedules, Exhibits, leases and employment agreements and other ancillary documents contemplated by this Agreement and such other documents and instruments as MIOA may reasonably request in order to effectuate the terms of this Agreement.

            (g) An estoppel certificate or status letter from each of the landlords in respect to the real estate leases of the Company and the Affiliated Companies which shall certify that (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Company or the Affiliated Companies under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease.

                                   ARTICLE X.
                            TERMINATION AND RECISSION

      10.1. RECISSION POST CLOSING DATE. It is hereby acknowledged that as of the Closing Date of this Agreement, the parties to this Agreement have not completed their respective due diligence on MIOA and the Company nor have all the Schedules and Exhibits to this Agreement been completed and provided as required herein. Further, it is hereby acknowledged that this transaction is conditioned upon the approval of MIOA's board of directors and Copelco Financial Corporation which has not been obtained as of the Closing Date. Accordingly, the parties obligation to consummate the transactions contemplated by this Agreement shall be subject to (a) the completion of their due diligence and the completion and the delivery of the Schedules and Exhibits, all to their reasonable satisfaction, (b) the unconditional approval of this transaction by Copelco Financial Corporation and (c) the approval of MIOA's board of directors. If any one or more of these conditions have not been satisfied by November 20, 1998, then, in such event,

MIOA or the Company shall have the right to rescind this transaction by providing written notice to the parties to this transaction. Such notice must be given no later than November 23, 1998, unless otherwise agreed. If the transaction is rescinded in accordance with this provision, MIOA shall return the stock of the Company Shares to the proper Shareholders in exchange for the MIOA Shares. Thereafter, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect.

                                   ARTICLE XI.
                                  MISCELLANEOUS

      11.1. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

      If to the Shareholders:   See Schedule 11.1

      With a copy to:           Joel Mayersohn

                                Atlas, Pearlman, Trop & Borkson
                                200 East Las Olas Blvd.
                                Suite 1900
                                Fort Lauderdale, Florida 33301

      To Company:               Your Good Health, Inc.
                                1903 S. Congress Ave., #400
                                Boynton Beach, FL  33463
                                Attn:  Paul C. Pershes

      If to MIOA:               Medical Industries of America, Inc.
                                1903 S. Congress Ave., #400
                                Boynton Beach, FL  33463
                                Attn: Paul C. Pershes, President

      Any such notices shall be deemed received upon actual receipt if personally delivered or the third business day after the post-marked date of mailing.

      11.2. ENTIRE AGREEMENT. This Agreement, including the disclosure schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

      11.3. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

      11.4. AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "AMENDMENT") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

      11.5. NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      11.6. GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

      11.7. COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      11.8. HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

      11.9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, and any litigation pertaining or related to this Agreement shall, to the extent permitted by law, be held in the courts of Palm Beach County, Florida.

      11.10. FURTHER ASSURANCES. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

      11.11. LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "PREVAILING PARTY"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegal' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

      11.12. CONFIDENTIALITY. Except for discussions of the transactions contemplated by this Agreement among the parties hereto and their representatives and counsel participating in this transaction, and except as may be required of the Corporation pursuant to federal securities laws, each party hereto shall, unless all other parties hereto shall otherwise agree, keep confidential and not, directly or indirectly, disclose to any person the existence of this Agreement, the transaction contemplated by this Agreement or any of the terms thereof, and each party hereto shall use its good faith efforts to cause its employees, agents, officers, directors and representatives to abide by the foregoing restrictions on disclosure.

      11.13. COSTS AND EXPENSES. The parties hereby agree that they each will be responsible for the payment of their respective costs and expenses including professional fees incurred in connection with this transaction with the further understanding that fifty percent (50%) of the costs and expenses incurred by the Shareholders and the Company shall be the responsibility of the Shareholders.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

WITNESSES:                          MEDICAL INDUSTRIES OF AMERICA, INC.



______________________________      By: /s/ PAUL C. PERSHES
Print name:___________________              Paul C. Pershes, President


                                    MIOA ACQUISTION COMPANY IV, INC.

______________________________      By: /s/ PAUL C. PERSHES
Print name:___________________              Paul C. Pershes, President


                                    SHAREHOLDERS:


______________________________      /s/ DAVID VASTOLA
Print name:___________________          David Vastola

______________________________      /s/ DANA PUSATERI
Print name:___________________          Dana Pusateri

______________________________      /s/ MARTIN SANTIAGO
Print name:___________________          Martin Santiago

______________________________      /s/ JUAN COCUY
Print name:___________________          Juan Cocuy

______________________________      /s/ IRMA ESPINOZA
Print name:___________________          Irma Espinoza

______________________________      /s/ RANDY DAVIS
Print name:___________________          Randy Davis

______________________________      /s/ ELAINE CALLENDRILLO
Print name:___________________          Elaine Callendrillo

______________________________      /s/ LYDIA TORREGROSA-GREBER
Print name:___________________          Lydia Torregrosa-Greber

______________________________      /s/ RICHARD HOFFMAN
Print name:___________________          Richard Hoffman

______________________________      /s/ ERIC CONN
Print name:___________________          Eric Conn


                                    YOUR GOOD HEALTH NETWORK, INC.

_______________________________     By: /s/ DANA PUSATERI
Print name:___________________              Dana Pusateri, Chief Executive
                                            Officer

                                    EXHIBIT A

                           COMPANY OFFICES AND CLINICS

                                    EXHIBIT B

                               ARTICLES OF MERGER

                                    EXHIBIT C

                            ARTICLES OF INCORPORATION

                                    EXHIBIT D

                                     BYLAWS

                                    EXHIBIT E

                                 GENERAL RELEASE

                                    EXHIBIT F

                       EMPLOYMENT AGREEMENTS AND ADDENDUM

                                       43